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                                     FORM 15

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 0-16348

                           PREMIUM RESTAURANT COMPANY
             (Exact name of registrant as specified in its charter)

                5555 WEST 78TH STREET EDINA, MINNESOTA 55439-2702
                                  (612) 941-0108
                (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                  COMMON STOCK
                        WARRANTS TO PURCHASE COMMON STOCK
            (Title of each class of securities covered by this Form)

                                     NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [ X ]         Rule 12h-3(b)(1)(ii)   [   ]
         Rule 12g-4(a)(1)(ii)  [   ]         Rule 12h-3(b)(2)(i)    [   ]
         Rule 12g-4(a)(2)(i)   [   ]         Rule 12h-3(b)(2)(ii)   [   ]
         Rule 12g-4(a)(2)(ii)  [   ]         Rule 15d-6             [ X ]
         Rule 12h-3(b)(1)(i)   [ X ]

Approximate number of holders of record as of the certification or notice date:

                            250 AS OF AUGUST 6, 1999

         Pursuant to the requirements of the Securities Exchange Act of 1934, Premium Restaurant Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: August 6, 1999                        BY:       /s/ Scott P. McGuire
                                                 ------------------------------
                                                         Scott P. McGuire
                                                    Vice President of Finance
                                                      (Authorized Signatory)